Exhibit 99.1

MOCON Reports First Quarter 2017 Results

MINNEAPOLIS, May 10, 2017 (GLOBE NEWSWIRE) -- MOCON, Inc. (NASDAQ:MOCO), today reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Revenue and Earnings Summary

First quarter 2017 results compared to first quarter 2016:

●	Revenue increased five percent. The euro declined by three percent year-over-year which negatively impacted our overall growth rate by two percentage points.

●	Revenue from foreign customers accounted for 66 percent for 2017 compared to 68 percent in 2016

●	Operating income was $0.8 million, or five percent of revenue for both 2017 and 2016

●	Net loss was $27,000, or $0.00 per share, compared to a net income of $0.5 million, or $0.08 per diluted share

●	Adjusted EBITDA was $1.7 million, or 11 percent of revenue, compared to $1.6 million, or 11 percent of revenue (See reconciliation to non-GAAP information below)

Revenue and Gross Margin by Segment ($ in thousands)

	Three Months Ended March 31,
	Revenue			Gross Margin as a % of Revenue
	2017	2016	Growth %	2017	2016
Package Testing	$7,436	$7,002	6%	59%	58%
Permeation	5,583	5,283	6%	58%	57%
Industrial Analyzers and Other	2,477	2,445	1%	43%	44%
Total Revenue	$15,496	$14,730	5%	56%	55%

Revenue from the Package Testing segment for the first quarter ended March 31, 2017 increased 6 percent due primarily to continued growth in demand for our products in the US and Europe. The euro declined by three percent year-over-year which negatively impacted our Pakage Testing segment’s growth rate by three percentage points.

Revenue for the Permeation segment for the first quarter ended March 31, 2017 increased by 6 percent compared to the year-ago quarter.  The Permeation segment growth is attributable to an increase in domestic sales for instruments. The year-over-year euro decline mentioned above negatively impacted our Permeation segment’s growth rate by one percentage point.

The Industrial Analyzers and Other segment increased by one percent for the first quarter ended March 31, 2017 compared to the year-ago quarter. The increase was driven by an increase in BevAlert instruments and sensors which was offset by a decrease in microbial detection products.

Gross Profit, Operating Income and Operating Expense Commentary

For the three-months ended March 31, 2017 gross profit was 56 percent up from 55 percent of revenue in the same period in 2016, driven by volume based efficiencies realized in our Permeation and Package Testing segments.

Selling, general and administrative expenses were $6.5 million, or 42 percent of revenue, for the first quarter ended March 31, 2017 compared to $6.1 million, or 42 percent of revenue, in the year-ago quarter.  We incurred approximately $0.3 million in expenses during the first quarter of 2017 related to the recently announced merger agreement with AMETEK.  Research and development expenses were nine percent of revenue in the first quarter 2017, compared to eight percent in the year-ago quarter which is higher than our targeted spending targets of 6 to 8 percent of revenue and was driven by product development for OEM products.

Overall, operating income was five percent of revenue in both of the first quarters ended March 31, 2017 and 2016.

Income Tax Expense and Net Loss Commentary

Tax expense was 103 percent of income before income taxes, or $0.8 million, for the first quarter ended March 31, 2017 compared to 33 percent, or $0.2 million, for the first quarter ended March 31, 2017.  The increase in the effective tax rate is due to discrete events occurring during the three months ended March 31, 2017 related to the transaction costs incurred and additional reserves for uncertain tax positions.  Net loss was $27,000, or $0.00 per fully diluted share,  in the first quarter of 2017 and net income was $0.5 million, or $0.08 per diluted share, in the first quarter of 2016.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents increased to $11.2 million at March 31, 2016 compared to $8.3 million at December 31, 2016.

●	Days sales outstanding were 61 in the first quarter of 2017 compared to 57 in the fourth quarter of 2016.

●	Total debt was $1.3 million at March 31, 2017 compared to $0.2 million at and December 31, 2016.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

MOCON, Inc. Company Contacts:

Elissa Lindsoe, CFO

763-493-6370 / www.mocon.com

Or

Steven Hooser, Investor Relations

Three Part Advisors, LLC

(214) 872-2710

Use of Non-GAAP Financial Measures

MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation, and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, impact of MOCON’s pending merger with AMETEK, including uncertainties as to if or when the closing of the merger may occur and the effects of disruption from the announcement of the entry into the merger agreement; MOCON’s ability to realize the cost savings associated with the realignment plan that was begun in 2015, fluctuations in foreign currency exchange rates, the terms of MOCON’s credit agreement including financial covenants included therein,  dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.
MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

CONDENSED STATEMENT OF OPERATIONS DATA: (unaudited)
	Quarters Ended March 31,
	2017	2016
Revenue
Products	$12,345	$11,384
Services	2,726	2,812
Consulting	425	534
Total revenue	15,496	14,730
Cost of revenue
Products	5,272	4,970
Services	1,137	1,174
Consulting	423	482
Total cost of revenue	6,832	6,626
Gross profit	8,664	8,104

Selling, general and administrative expenses	6,488	6,138
Research and development expenses	1,358	1,203
Operating income	818	763
Other expense, net	(40)	(35)
Income before income taxes	778	728
Income tax expense	805	240
Net income (loss)	$(27)	$488
Net income (loss) per common share:
Basic	$-	$0.08
Diluted	$-	$0.08
Weighted average common shares outstanding:
Basic	5,856	5,797
Diluted	5,856	5,816

CONDENSED BALANCE SHEET DATA:
	March 31, 2017	December 31, 2016
Assets:	(unaudited)
Cash and marketable securities	$11,162	$8,313
Accounts receivable, net	10,443	10,726
Inventories	7,515	6,728
Other current assets	1,788	1,395
Total current assets	30,908	27,162
Property, plant and equipment, net	5,394	5,457
Goodwill, intangibles and other assets	15,412	15,829
Total assets	$51,714	$48,448
Liabilities and Shareholders’ Equity:
Notes payable, current	$82	$83
Other current liabilities	13,013	10,632
Total noncurrent liabilities	2,421	1,282
Shareholders’ equity	36,198	36,451
Total liabilities and shareholders’ equity	$51,714	$48,448

CONDENSED CASH FLOW DATA: (unaudited)	March 31, 2017	March 31, 2016

Net cash provided by operations	$3,056	$93
Net cash used in investing activities	(186)	(102)
Net cash provided by (used in) financing activities	695	(578)
Effect of exchange rate changes	(716)	205
Net increase (decrease) in cash	2,849	(382)
Cash beginning of period	8,313	6,344
Cash end of period	$11,162	$5,962

MOCON, INC.

NON-GAAP RECONCILIATION

(in Thousands)

	Quarter Ended March 31,
	2017	2016

Net income (loss)	$(27)	$488
Interest expense, net	-	26
Income tax expense	805	240
Depreciation and amortization	668	689

EBITDA	1,446	1,443
Share-based compensation	205	186
Foreign currency transaction loss	37	9

Adjusted EBITDA	$1,688	$1,638